Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF PENNSYLVANIA

In re R.E. GAS DEVELOPMENT, LLC, et al.,[1] Debtors.	: : : : : : :	Chapter 11 Case No. 18-22032 (JAD) (Jointly Administered)
R.E. GAS DEVELOPMENT, LLC, et al., Movants, v. NO RESPONDENT, Respondent.	: : : : : : : : : : :	Re: Docket No. 1011

NOTICE OF OCCURRENCE OF THE EFFECTIVE DATE

TO ALL CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on October 16, 2018, the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”) entered an order [Docket No. 1011] (the “Confirmation Order”) confirming the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended, modified, or supplemented from time to time and including all exhibits and supplements thereto, the “Plan”). Unless otherwise defined in this notice, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order, the Plan, and the related documents, are available on the Bankruptcy Court’s website at http://www.pawb.uscourts.gov and free of charge on the Debtors’ claims agent’s website at https://cases.primeclerk.com/rexenergy. To access the Bankruptcy Court’s website, you will need a PACER password and login, which can be obtained at http://www.pacer.psc.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Effective Date occurred on November 14, 2018. All conditions precedent to the Effective Date of the Plan set forth in Article VII.B therein have either been satisfied or waived in accordance with the Plan and the Confirmation Order.

[1]

The Debtors are the following four entities (the last four digits of their respective taxpayer identification numbers follow in parentheses): R.E. Gas Development, LLC (5422); Rex Energy Corporation (4402); Rex Energy Operating Corp. (0390); and Rex Energy I, LLC (9799). The address of each of the Debtors is 366 Walker Drive, State College, Pennsylvania 16801.

PLEASE TAKE FURTHER NOTICE that, except as otherwise provided in the Plan, requests for payment of Administrative Claims (other than Professional Claims) must be filed and served on the Plan Administrator no later than December 14, 2018 (the “Administrative Claims Bar Date”). Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and the Plan Administrator.

PLEASE TAKE FURTHER NOTICE that, Professionals or other Entities asserting a Professional Claim for services rendered before the Effective Date must file an application for final allowance of such Professional Claim no later than December 14, 2018.

Dated:	November 14, 2018 (Pittsburgh, Pennsylvania)

Respectfully submitted,

/s/ James D. Newell

James D. Newell (PA 51337)

Timothy P. Palmer (PA 86165)

Tyler S. Dischinger (PA 314299)

BUCHANAN INGERSOLL & ROONEY PC

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA 15219-1410

Telephone: (412) 562-8800

Facsimile: (412) 562-1041

Email:  james.newell@bipc.com

        timothy.palmer@bipc.com

        tyler.dischinger@bipc.com

        - and -

Scott J. Greenberg

Michael J. Cohen

Anna Kordas

JONES DAY

250 Vesey Street

New York, NY 10281-1047

Telephone: (212) 326-3939

Facsimile: (212) 755-7306

Email:  sgreenberg@jonesday.com

        mcohen@jonesday.com

        akordas@jonesday.com

        - and -

Thomas A. Howley

JONES DAY

717 Texas, Suite 3300

Houston, TX 77002-2712

Telephone: (832) 239-3939

Facsimile: (832) 239-3600

Email: tahowley@jonesday.com

Co-Counsel for the Debtors and

Debtors in Possession

3